Filed Pursuant to Rule 424(b)(3)

File No. 333-170535

AVEO PHARMACEUTICALS, INC.

PROSPECTUS SUPPLEMENT NO. 4 DATED FEBRUARY 24, 2011

TO THE PROSPECTUS DATED NOVEMBER 10, 2010

4,500,000 SHARES

COMMON STOCK

We are supplementing the prospectus included in the Registration Statement on Form S-1 dated November 10, 2010, which was declared effective by the Commission on November 23, 2010. The information contained herein supplements information set forth in the prospectus to include information contained in a Current Report on Form 8-K, which we filed with the Commission on February 22, 2011. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments and supplements thereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The prospectus is supplemented as follows:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 15, 2011, the independent members of the Board of Directors (the “Independent Board Members”) of AVEO Pharmaceuticals Inc. (the “Company”), upon the recommendation of the Company’s compensation committee (the “Compensation Committee”), took the following actions regarding the compensation of the Company’s executive officers:

1.	Approved 2010 annual cash incentive awards pursuant to the Company’s Annual Cash Incentive Plan and a one-time recognition bonus to each executive officer as set forth below:

Name	2010 Annual Cash Incentive Plan Award		Total Cash Incentive Award as a Percentage of Target Cash Incentive Award		One-Time Recognition Bonus	Total 2010 Cash Incentive Plan Award and Bonus Payment
Tuan Ha-Ngoc, President and Chief Executive Officer	$274,495		130	%(1)	$50,505	$325,000
David Johnston, Chief Financial Officer	$114,075		128	%(2)	$22,250	$136,325
Elan Ezickson, Chief Business Officer	$165,516		126	%(3)	N/A	$165,516
Jeno Gyuris, SVP, Head of Research	$106,256		124	%(4)	N/A	$106,256
William Slichenmyer, Chief Medical Officer	$175,530		128	%(2)	$21,000	$196,530
Michael Bailey, Chief Commercial Officer	$39,060	(5)	124	%(4)	N/A	$39,060	(5)

(1)	Established based on determination that 2010 corporate goals had been achieved at a level of 130%. The cash incentive award payment to Tuan Ha-Ngoc is based solely on the achievement of the Company’s corporate goals.
(2)	Established based on determination that 2010 corporate goals had been achieved at a level of 130% and individual goals had been achieved at a level of 120%.
(3)	Established based on determination that 2010 corporate goals had been achieved at a level of 130% and individual goals had been achieved at a level of 110%.
(4)	Established based on determination that 2010 corporate goals had been achieved at a level of 130% and individual goals had been achieved at a level of 100%.

(5)	The 2010 annual cash incentive award for Mr. Bailey has been pro-rated to reflect the date of commencement of his employment, which was September 13, 2010.

The Annual Cash Incentive Plan is designed to reward the Company’s executive officers upon the achievement of specified annual corporate and individual goals previously approved by the Independent Board Members and Compensation Committee. For the fiscal year ended December 31, 2010, the Compensation Committee determined that the 2010 corporate goals had been achieved at a level of 130% of target. Upon recommendation by the Compensation Committee, the Independent Board Members used their discretion to approve the 2010 Annual Cash Incentive Plan awards at the recommended levels. In addition, in further recognition of corporate and individual performance, the Independent Board Members also approved the separate special one-time recognition bonuses described above.

2.	Established 2011 annual base salaries and 2011 target annual cash incentive award levels (expressed as a percentage of each executive’s 2011 annual base salary), as set forth below:

Name	2011 Annual Base Salary	Target Percentage of 2011 Annual Base Salary (%)
Tuan Ha-Ngoc, President and Chief Executive Officer	$490,000	60%
David Johnston, Chief Financial Officer	$326,777	40%
Elan Ezickson, Chief Business Officer	$343,182	40%
Jeno Gyuris, SVP, Head of Research	$298,488	30%
William Slichenmyer, Chief Medical Officer	$363,060	40%
Michael Bailey, Chief Commercial Officer	$319,253	30%

Although they have determined the target annual cash incentive award levels for each executive officer named above, the Compensation Committee and Independent Board Members have not yet determined the corporate and individual goals for the fiscal year ending December 31, 2011. The Company will report such goals in a future filing with the Securities and Exchange Commission once they are so determined. After the end of the 2011 fiscal year, the Compensation Committee and the Independent Board Members will evaluate the performance of the Company and each executive officer against such goals and will determine the annual cash incentive awards, if any, to be granted.

Additional information regarding the compensation of our executive officers will be included in our proxy statement to be filed in connection with our 2011 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: February 22, 2011	By:	/s/ David Johnston
David Johnston Chief Financial Officer